Exhibit 21

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         SUBSIDIARIES OF LILLY INDUSTRIES, INC. AS OF FEBRUARY 22, 1999

Name of Subsidiary                                       State of Incorporation
------------------                                       ----------------------

1.   Lilly Industries (USA), Inc.                        Indiana

2.   Lilly Industries (Asia), Limited                    Hong Kong

3.   Lilly Industries (Australia) Pty Ltd.               Australia
     (Subsidiary of Lilly Industries (USA), Inc.)

4.   Lilly Industries (Cornwall) Limited                 Ontario, Canada
     (Subsidiary of Lilly Industries (USA), Inc.)

5.   Lilly Industries (Ireland) Limited                  Ireland

6.   Lilly Industries (Malaysia) Sdn.Bhd.                Malaysia

7.   Lilly Industries (Mexico), S.A. de C.V.             Mexico

8.   Lilly Industries, Inc.(Canada)                      Ontario, Canada

9.   Lilly Industries (Far East), Ltd.                   Taiwan

10.  Lilly Industries (Thailand), Limited                Thailand

11.  London Laboratories GmbH                            Germany
     (Subsidiary of Lilly Industries (USA), Inc.)

12.  Merckens Lackchemie GmbH and Company KG             Germany
     (Subsidiary of London Laboratories, GmbH)

13.  Dongguan Lilly Paint Industries, Ltd.               Peoples Republic of China
     (Subsidiary of Lilly Industries (Asia), Limited)

14.  G.C.I. Insurance Company, Limited                   Bermuda
     (Subsidiary of Lilly Industries (USA), Inc.)

15.  Lilly Industries (UK), LTD                          United Kingdom
     (Subsidiary of Lilly Industries (USA), Inc.)


16.   Pinturas Dygo, S.A. de C.V.                        Mexico
     (Subsidiary of Lilly Industries (Mexico),
      S.A. de C.V.)

17.   Lilly Technologies, Inc.                           Delaware

18.   Lilly Industries, LLC.                             Indiana

19.   Lilly Industries International, LTD                Barbados
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